Exhibit 5.1

[Letterhead of McDermott Will & Emery LLP]

January 31, 2008

WABCO Holdings Inc.

One Centennial Ave., P.O. Box 6820

Piscataway, NJ 08855-6820

Re: WABCO Holdings Inc. Deferred Compensation Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel for WABCO Holdings Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the Company’s common stock, par value $0.01 per share (the “Common Stock”), which may be issued pursuant to the Plan, and the related Junior Participating Cumulative Preferred Stock Purchase Rights, which currently are attached to, and trade with, the Common Stock and (ii) obligations (the “Deferred Compensation Obligations”) that may be incurred by the Company pursuant to the Plan.

We, as your counsel, have examined or considered:

1.	A copy of the resolutions duly adopted by the Board of Directors of the Company relating to the Plan and the securities authorized to be issued thereunder; and

2.	A copy of the Plan.

In addition to the examination outlined above, we have conferred with various state officials, or relied upon certificates therefrom, officers of the Company and otherwise have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that when (a) the Registration Statement has become effective under the Securities Act, (b) the terms of the Deferred Compensation Obligations are duly established in conformity with the Plan so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (c) the shares of Common Stock have been duly issued and paid for in accordance with the terms of the Plan as contemplated by the Registration Statement, (i) the shares of Common Stock, and the related Junior Participating Cumulative Preferred Stock Purchase Rights, will be duly authorized, validly issued, fully paid and nonassessable and (ii) the Deferred Compensation Obligations will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with the terms of the Plan, except as enforcement thereof may be limited in bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered a proceeding at law or in equity).

The foregoing opinion is limited to the General Corporation Laws of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction or any other laws of such jurisdictions.

We hereby consent to all references to our Firm in the Registration Statement and to the filing of this opinion by the Company as an Exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ MCDERMOTT WILL & EMERY LLP